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                                                                 EXHIBIT 23.19




                    [CARLIN, CHARRON & ROSEN LLP LETTERHEAD]

To the Board of Directors
Frank Weisner, DMD, Orthodontist, P.C.

The audits referred to in our report dated November 15, 1996 included the related financial statement schedules as of December 31, 1995 and 1994 and September 30, 1996, and for each of the years in the two year period ended December 31, 1995 and the nine months ended September 30, 1996, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ CARLIN, CHARRON & ROSEN, LLP

CARLIN, CHARRON & ROSEN, LLP
(Successor to Goff, Carlin & Cagan LLP)

October 21, 1997